Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of the first day of July, 2013, by and between HopFed Bancorp, Inc. (the “Company”) and Billy C. Duvall (the “Employee”).

WHEREAS, Employee and the Company previously entered into an employment agreement dated as of February 12, 2008 (the “Prior Agreement”); and

WHEREAS, the Employee and the Company desire to amend and restate the Prior Agreement in its entirety; and

WHEREAS, the Employee and the Company acknowledge and agree that this Agreement shall supersede the Prior Agreement and all prior agreements and understandings (whether written or oral) between the Company and the Employee with respect to the subject matter herein; and

WHEREAS, the Employee serves in a position of substantial authority; and

WHEREAS, the Company desires to ensure the Employee’s services for the term of this Agreement ;and

WHEREAS, the Employee is willing to continue to serve in the employ of the Company on the terms and conditions set forth below, and the Board of Directors of the Company (the “Board”) has determined that such terms are reasonable and in the best interests of the Company.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee shall continue to be employed by the Company as its Vice President, Chief Financial Officer and Treasurer. Except to the extent that the President and Chief Executive Officer of the Company shall have delegated a portion of such authority to one or more other officers, as Vice President, Chief Financial Officer and Treasurer of the Company the Employee shall (i) have custody of the Company’s corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements; (ii) render to the President and Chief Executive Officer and the Board (or, as appropriate, the Audit Committee of the Board) accounts of all transactions and of the financial condition and results of operations of the Company; and (iii) perform such other administrative and management services for the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company.

2. Consideration from Company Joint, and Several Liability. In lieu of paying the Employee a base salary or other benefits due under this Agreement during the term of this Agreement, the Company hereby agrees that to the extent permitted by law, it shall be jointly and severally liable with its subsidiary, Heritage Bank USA, Inc. (the “Bank”), for the payment of all amounts due under the amended and restated employment agreement of even date herewith between the Bank and the Employee. Nevertheless, the Board may in its discretion at any time during the term of this Agreement agree to pay the Employee a base salary for the remaining term of this Agreement. If the Board agrees to pay such salary, the Board shall thereafter review, not less often than annually, the rate of the Employee’s salary, and in its sole discretion may decide to increase his salary.

3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Company in discretionary bonuses that the Board may award from time to time to the Company’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4. (a) Participation in Retirement, Medical and Other Plans. The Employee shall be entitled to participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b) Employee Benefits. The Employee shall participate in any fringe benefits that are or may become available to the Company’s senior management employees, including, for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

(c) Expenses. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

5. Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the date hereof and ending June 30, 2016 (or such earlier date as is determined in accordance with Section 9 hereof). Additionally, prior to July 1 of each year, the Employee’s term of employment and this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, provided that the Compensation Committee of the Board determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards, and that this Agreement shall be extended. Prior to July 1 of each such year, the Compensation Committee and the Board shall meet to review the Employee’s performance and determine whether the term of this Agreement shall be extended. By written notice, the Board or the Chief Executive Officer will inform the Employee no later than July 1 whether the Board has determined to extend the term of this Agreement, and if the Employee is not so notified, the term of this Agreement shall be deemed to have been extended.

6. Loyalty; Full Time and Attention.

(a) During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder to the Company and its subsidiaries; provided that, from time to time, the Employee may serve on the board of directors of, and hold any other offices or positions in, companies or organizations, that will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide the Employee with the working facilities and staff customary for similar executive officers and necessary for him to perform his duties.

8. Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time; provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies periodically established by the Board for senior management employees of the Company.

(b) The Employee shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion approve. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Disability. The Company may terminate the Employee’s employment after having established, through a determination by the Board, the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and that results in the Employee becoming eligible for long-term disability benefits under the Company’s long-term disability plan (or, if the Company has no such plan in effect, that impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability that is prior to the Employee’s termination of employment pursuant to this Section 9(b); provided, however, that any benefits paid pursuant to the Company’s long-term disability plan will continue as provided in such plan.

(c) For Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee if a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail.

(d) Without Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time for any reason; provided that, if such termination is for any reason other than pursuant to Sections 9(a), (b) or (c) above, the Employee shall be entitled to receive the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term (including any renewal term then in effect) of this Agreement. Said sum shall be paid in one lump sum within 10 days of such termination.

(e) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Company during the term of this Agreement, upon at least 60 days’ prior written notice to the Board, in which case the Employee shall receive, only his compensation, vested rights and employee benefits accrued up to the date of his termination.

10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11. Change in Control.

(a) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Company, without the Employee’s prior written consent and for a reason other than for Just Cause, death or disability, or the Employee resigns for Good Reason in connection with or within 12 months after any change in control of the Bank or the Company, the Employee shall be paid an amount equal to 2.9 times the Employee’s “Base Salary” as of the date of termination and as defined in the employment agreement of even date herewith between the Bank and the Employee. Said sum shall be paid in one lump sum within 10 days of such termination. The term “change in control” shall mean (1) a change in the ownership, holding or power to vote more than 25% of the Bank’s or the Company’s voting stock, (2) a change in the ownership or possession of the ability to control the election of a majority of the Bank’s or the Company’s directors, or (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (except that, in the case of (1), (2) and (3) hereof), ownership or control of the Bank or its directors by the Company itself shall not constitute a change in control. The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Termination by the Employee for “Good Reason” as used herein shall mean termination by the Employee based on: (1) without the Employee’s express written consent, a material reduction by the Company of the Employee’s Base Salary as the same may be increased from time to time; (2) without the Employee’s express written consent, a material diminution in the Employee’s authority, duties, or responsibilities; (3) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report; (4) the principal executive office of the Company is relocated more than thirty (30) miles from Hopkinsville, Kentucky, or the Company requires the Employee to be based anywhere other than an area in which the Company’s principal executive office is located, except for reasonably required travel on behalf of the business of the Company; or (5) the failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 13(a) hereof. The Employee must provide written notice to the Company or its successor of the existence of the condition that constitutes Good Reason within 90 days of the initial existence of such condition. The Company shall have 30 days after receipt of such notice to remedy the condition, and, if remedied, the Employee shall not be entitled to be paid the benefits described in this Section 11 in connection with the Employee’s termination of employment.

(b) Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company, the Bank, or any of their subsidiaries to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any restricted stock or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (the “Total Payment”), would be subject, but for the application of this Section 11(b), to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G(b)(2), or any successor provision thereto, then

(i) if the After-Tax Payment Amount would be greater by reducing the amount of the Total Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Total Payment would be subject to the Excise Tax, then the Total Payment shall be so reduced; and

(ii) if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Total Payment.

As used in this Section 11(b), “After-Tax Payment Amount” means (i) the amount of the Total Payment, less (ii) the amount if federal income taxes payable with respect to the Total Payment calculated at the maximum marginal income tax rate for each year in which the Total Payment shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the Total Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Total Payment. For purposes of any reduction made under this Section 11(b), the portion of the Total Payment that shall be reduced shall be those that provide Employee the best economic benefits, and to the extent any individual components of the Total Payment are economically equivalent, each shall be reduced pro rata.

(c) In the event that any dispute arises between the Employee and the Company as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including an action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such disputes or proceedings, provided that the Employee shall have obtained a final judgment by a court of competent jurisdiction in his or her favor. Such reimbursement shall be paid within 10 days of Employee’s providing the Company with written evidence, which may be in the form, among others, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

12. Non-Interference. Within 12 months after termination of employment by the Company or the Bank, the Employee agrees that the Employee will not initiate contact with any of the employees of the Company or the Bank with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise, disrupting such employee’s relationship with the Company or the Bank.

13. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the corporation.

(b) Since the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

14. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

15. Applicable Law. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Kentucky, except to the extent that Federal law shall be deemed to apply.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

18. Section 409A of the Internal Revenue Code. The severance payments provided in this Agreement are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

ATTEST:	HOPFED BANCORP, INC.

/s/ Michael L. Woolfolk	By:	/s/ John E. Peck
Secretary		John E. Peck, President and Chief Executive Officer

WITNESS:	EMPLOYEE

/s/ Billy C. Duvall
Billy C. Duvall